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                                                                     Exhibit 1.1


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                                                                   Press Release

Paris, October 8th, 2002


                       HAVAS announces the appointment of

                         the Auditing Firm Ernst & Young

Following the dismantling of the Andersen network, and after an in-depth review of the services offered by the main global auditing firms, HAVAS announces that its Board of Directors has accepted the Audit Committee's unanimous recommendation to retain the firm Ernst & Young.

Ernst & Young's mission will commence with the closing of the accounts on December 31st 2002.

                                Press Contacts :
             Simon Gillham +331 41 34 39 73 simon.gillham@havas.com
            Alice Marouani +331 41 34 42 97 alice.marouani@havas.com

                                   About Havas

Havas (Euronext Paris: HAV.PA; Nasdaq: HAVS) is the world's sixth largest communications group*. Headquartered in Paris, Havas has three principal operating divisions: Euro RSCG Worldwide which is headquartered in New York, Arnold Worldwide Partners in Boston, and Media Planning Group in Barcelona. A multicultural and decentralized Group, Havas is present in over 65 countries through its networks of agencies located in more than 45 countries and contractual affiliations with agencies in over 20 additional countries. The Group offers a broad range of communications services, including traditional advertising, direct marketing, media planning and buying, corporate communications, sales promotion, design, human resources, sports marketing, multimedia interactive communications and public relations. Havas employs approximately 20,000 people.
Further information about Havas is available on the company's website: www.havas.com
*Advertising Age Annual Agency Report ranking, April 22, 2002

Forward-Looking Information

This document contains certain "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These forward-looking statements reflect Havas' current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause Havas' actual results to differ significantly from those expressed in any forward-looking statement. Certain factors that could cause actual results to differ materially from expected results include changes in global economic, business, competitive market and regulatory factors. For more information regarding risk factors relevant to Havas, please see Havas' filings with the U.S. Securities and Exchange Commission. Havas does not intend, and disclaims any duty or obligation, to update or revise any forward-looking statements contained in this document to reflect new information, future events or otherwise.